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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    ALLEN         Paul              G.            Dendreon Corporation (DNDN)                   to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director       X  10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    505 Fifth Avenue, Suite 900                   Number of Reporting        Month/Year             Officer           Other (specify
--------------------------------------------      Person (Voluntary)         February 2001      ----              --- below)
                  (Street)                                                -------------------   (give title below)
    Seattle      Washington        98104                                  5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                      Form filed by One
                                                                                                ----  Reporting Person
                                                                                                 X    Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                    2/15/2001  J(1)          15,089     A        (1)        4,051,580           (2)           (2)
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

(1) The reporting person is a limited partner of the limited partnership which distributed the reported securities.

(2) Owned directly by Vulcan Ventures Incorporated ("VII") and indirectly by Paul G.
    Allen, the sole shareholder of VVI.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ William D. Savoy           3/2/2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -----------------------------  --------
                                                                                             **Signature of Reporting Person   Date
                                                                                             William D. Savoy as Attorney-in-
Note: File three copies of this Form, one of which must be manually signed.                  Fact for Paul G. Allen pursuant
  If space provided is insufficient, see Instruction 6 for procedure.                        to a Power of Attorney filed with
                                                                                             the Reporting Persons' Schedule 13G
                                                                                             for Pathogenesis, Inc. on August 30,
                                                                                             1999 and incorporated herein by
                                                                                             reference.
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                            JOINT FILER INFORMATION

Name:                         Vulcan Ventures Incorporated

Address:                      505 Fifth Avenue, Suite 900
                              Seattle, Washington 98104

Designated Filer:             Paul G. Allen

Issue & Ticker Symbol:        Dendreon Corporation ("DNDN")

Date of Event
Requiring Statement:          February 15, 2001

Signature:                    VULCAN VENTURES INCORPORATED

                              By: /s/ WILLIAM D. SAVOY
                                  --------------------------------
                                  William D. Savoy, Vice President

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